Exhibit 99.B(d)(2)(F)(v)

April 27, 2007

Bobby Bostic

Capital Guardian Trust Company

One Market, Steuart Tower, Suite 1800

San Francisco, CA 94105

Dear Mr. Bostic:

On November 9, 2006 the Board of Trustees of ING Capital Guardian Small/Mid Cap Portfolio (the “Portfolio”) approved the merger of the Portfolio into another Fund in the ING Funds complex (the “Surviving Fund”). On April 12, 2007, the Portfolio’s shareholders voted to merge the Portfolio with and into the Surviving Fund (the “Merger”).

It is anticipated that the Merger will be completed over the weekend of April 28, 2007. This letter serves to memorialize that the Portfolio Management Agreement with Capital Guardian Trust Company with respect to the Portfolio will terminate upon the effectiveness of the Merger.

We thank you and your team for all your support throughout this process. We continue to value our relationship with your firm.

Very truly yours,

/s/ Maria M. Anderson
Maria M. Anderson
Vice President
ING Investors Trust

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investors Trust
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com